PROJECT FURROW EXECUTION VERSION

VENDOR LOAN AGREEMENT

relating to

Project Furrow

between

Fugro Financial Resources B.V. (as the lender)

and

Global Marine Systems Ltd. (as the borrower)

Dated	30 November 2017

PROJECT FURROW EXECUTION VERSION

CONTENTS

1	DEFINITIONS		4
2	THE LOAN		4
3	REPAYMENT		5
	3.1	Ranking	5
	3.2	Repayment	5
	3.3	Prepayment	5
4	INTEREST		5
	4.1	Interest rate	5
	4.2	Payment of interest	5
	4.3	Default interest	6
	4.4	Day count convention	6
5	LIENS AND WAIVERS		6
6	COSTS		6
	6.1	Costs	6
	6.2	Enforcement costs	6
7	PAYMENTS AND SET-OFF		7
	7.1	Payments	7
	7.2	Partial payments	7
	7.3	Set-off and deductions	8
8	EVENTS OF DEFAULT		8
	8.1	Events of Default	8
	8.2	Acceleration	9
9	TERMINATION, SUSPENSION, AMENDMENTS AND WAIVERS		9
	9.1	No rescission; errors	9
	9.2	No suspension	9
	9.3	Amendments and waivers	9
10	CHANGES TO PARTIES		10
	10.1	Changes to Fugro	10
	10.2	Transfer	10
	10.3	Changes to GMSL	10
	10.4	No increased cost	11
11	NOTICES		11
12	GOVERNING LAW AND ENFORCEMENT		11
	12.1	Governing law	11
	12.2	Jurisdiction	12

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Schedules

Schedule 1	Definitions
Schedule 2	Trencher Lien Agreement
Schedule 3	Parties' details for Notices

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VENDOR LOAN AGREEMENT
THIS AGREEMENT IS DATED 30 NOVEMBER 2017 AND MADE BETWEEN:

(1)
Fugro Financial Resources B.V., a private limited liability company incorporated in the Netherlands, with corporate seat in Leidschendam, and registered address at Veurse Achterweg 10, 2264 SG Leidschendam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce with number 27163112 ("Fugro");

and

(2)
Global Marine Systems Limited, a private limited liability company incorporated and registered in England and Wales with company number 01708481 whose registered address is at Ocean House, 1 Winsford Way, Boreham Interchange, Chelmsford CM2 5PD, United Kingdom ("GMSL"),

WHEREAS:

(A)
Fugro, GMSL and Global entered into a Business Purchase Agreement on 11 October 2017 (the "BPA"), pursuant to which GMSL has acquired, subject to the conditions set out in the BPA, the 'Trenching Business' (as defined in the BPA) from Fugro (the "Transaction");

(B)
In order to facilitate the Transaction, GMSL and Fugro have agreed to enter into the Loan whereby the consideration payable to Fugro by GMSL for the Trencher pursuant to the BPA will be advanced by Fugro to GMSL pursuant to the Loan); and

(C)	The Loan shall be secured by a first ranking lien on the Trencher by means of the Trencher Lien Agreement.
THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS
1Certain terms used in this agreement are defined in Schedule 1 (Definitions).

2	THE LOAN
Subject to the terms and conditions of this Agreement, and in accordance with clause 3 of the BPA, Fugro and GMSL agree by executing this Agreement that the consideration for the Trencher that GMSL is holding to Fugro’s order shall be advanced to GMSL as a US dollar term loan in an amount of USD 7,500,000 (seven million five hundred thousand US dollars) (the “Loan”).

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3	REPAYMENT

3.1	Ranking
GMSL's payment obligations under this Agreement rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for the obligations mandatorily preferred by law applying to companies generally.

3.2	Repayment
GMSL shall repay the Loan (including all interest accrued thereon) in full no later than on the Maturity Date.

3.3	Prepayment

3.3.1	GMSL may, if it gives Fugro no less than three (3) Business Days prior Notice, voluntarily prepay the whole or any part of the Loan.

3.3.2
If this Agreement or the Trencher Lien Agreement is not or ceases to be legal, valid, binding or enforceable (in any material respect) and GMSL fails to remedy such situation or enter into a replacement agreement within five (5) Business Days of being notified of such event or circumstance, GMSL shall promptly prepay the Loan.

3.3.3	Any prepayment shall be made together with accrued interest on the amount prepaid, but without premium or penalty.

3.3.4	GMSL may not redraw any part of the Loan which is repaid or prepaid.

4	INTEREST

4.1	Interest rate
The Loan shall bear interest at a rate of four percent (4%) per annum as from the date of this Agreement until the date three (3) months after the date of the BPA and ten percent (10%) per annum thereafter, provided that the Loan shall solely bear interest at a rate of ten percent (10%) per annum if this Agreement is entered into at or after the date three (3) months after the date of the BPA.

4.2	Payment of interest
GMSL shall pay interest on the Loan in arrears on the last Business Day of each calendar quarter and, if applicable, on the Maturity Date.

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4.3	Default interest

4.3.1
If GMSL fails to pay any amount payable by it under this Agreement on its due date, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of an additional 2% over the interest rate set out in Clause 4.1 as applicable at the date of the default.

4.3.2
Any default interest accruing under this Clause 4.3 shall be immediately payable by GMSL. Any unpaid default interest will be compounded with the overdue amount on which it arises at the end of each month (but will remain immediately due and payable).

4.4	Day count convention
Any interest accruing under this Agreement shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

5	LIEN AND WAIVERS

5.1.1	At the date of this Agreement, GMSL shall grant a lien to Fugro attached to the Trencher in the form as set out in Schedule 2 (Trencher Lien Agreement) (the "Trencher Lien Agreement").

5.1.2	GMSL represents and warrants that no waivers or consents are required for it to accept the Loan and grant the lien described in Clause 5.1.1 to Fugro.

6	COSTS

6.1	Costs
Subject to Clause 6.2 (Enforcement costs), each Party shall bear its own costs in relation to this Agreement.

6.2	Enforcement costs
GMSL shall pay and, within three (3) Business Days of demand, indemnify Fugro against all reasonable costs, expenses and losses (including legal fees) incurred by Fugro (at its discretion) in connection with:

(a)	the occurrence of an Event of Default;

(b)	investigating any event or circumstance which it reasonably believes is an Event of Default; or

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PROJECT FURROW EXECUTION VERSION

(c)	enforcing or preserving its rights under or in connection with this Agreement.

7	PAYMENTS AND SET-OFF

7.1	Payments

7.1.1	GMSL shall make each payment to be made by it under this Agreement on, and for value on, the due date to the following bank account:
Bank: Bank Mendes Gans
Account name: FUGRO FINANCIAL RESOURCES BV
Currency: USD
IBAN: NL39BKMG0261329685
SWIFT: BKMGNL2A
Bank address:
Bank Mendes Gans
Herengracht 619
1017 CE Amsterdam
The Netherlands
or to such other account with such bank as Fugro specifies, provided that Fugro shall have specified such other account and such bank no later than five (5) Business Days prior to the due date for payment of the relevant amount.

7.1.2	If a payment is due on a day that is not a Business Day, the payment shall be due on the preceding Business Day.

7.1.3	GMSL shall make each payment to be made by it under this Agreement in US dollars.

7.2	Partial payments
If GMSL makes a payment to Fugro that is insufficient to discharge all matured obligations then due under this Agreement by GMSL to Fugro, that payment shall be applied (irrespective of any appropriation made by GMSL) towards the obligations of GMSL in such order as Fugro may determine.

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7.3	Set-off and deductions

7.3.1
Fugro may set off any obligation due from GMSL under this Agreement against any obligation owed by Fugro to GMSL under the W&I Agreement or the BPA, with the exception of the obligation of Fugro to pay or procure payment of the Aggregate WC Amount to GMSL (as defined in the BPA).

7.3.2	All payments to be made by GMSL under this Agreement shall be calculated and be made:
without, and clear of any deduction for, set-off or counterclaim, including under the BPA; and
clear of any deduction or withholding for, or on account of, any tax, levy, impost, duty or other charge of a similar nature (a "Tax Deduction"), other than any such deduction or withholding required by law.

7.3.3
If GMSL is required to make a Tax Deduction, the amount of the payment due from it shall be increased to an amount which, after making the Tax Deduction, leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

8	EVENTS OF DEFAULT

8.1	Events of Default
Each of the events or circumstances set out in this Clause 8.1 is an Event of Default.

8.1.1	Breach of Agreement

(a)
GMSL does not pay (or evidences an intention not to pay) any amount payable under this Agreement at the time and in the manner provided for in this Agreement and such failure continues unremedied for a period of five (5) Business Days after written notice of such failure has been given to GMSL.

(b)
GMSL does not comply (or evidences an intention not to comply) with any of its other obligations under this Agreement and such failure is not remedied within fifteen (15) Business Days of written notice from Fugro stating non-compliance to GMSL.

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8.1.2	Any of the following events or circumstances that affects GMSL:

(a)	It is unable or admits its inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, it suspends making payments on any of its debts.

(b)	It becomes subject to a winding-up.

(c)	It proposes or takes any corporate action, or any person commences any litigation or administrative proceedings or other formal procedure, for its winding-up.

8.2	Acceleration
As long as an Event of Default is continuing, Fugro may, by notice to GMSL, declare that all or part of the Loan, together with accrued interest and all other amounts outstanding under this Agreement, be immediately due and payable, whereupon they shall become immediately due and payable.

9	TERMINATION, SUSPENSION, AMENDMENTS AND WAIVERS

9.1	No rescission; errors

9.1.1	No Party can rescind (ontbinden) this Agreement.

9.1.2	Each Party shall bear the risk of any error (dwaling) made by it in relation to this Agreement.

9.2	No suspension
No Party may suspend (opschorten) compliance with its obligations under or in connection with this Agreement on whatever grounds.

9.3	Amendments and waivers

9.3.1	Subject to Clause 10.1 (Changes to Fugro), this Agreement may be amended, supplemented or waived only by a written agreement between the Parties.

9.3.2
No failure to exercise, nor any delay in exercising, by Fugro, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies of Fugro provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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10	CHANGES TO PARTIES

10.1	Changes to Fugro

10.1.1	Fugro may:

(a)	assign (overdragen) its rights under this Agreement (in whole or in part); or

(b)	transfer its legal relationship (rechtsverhouding) under this Agreement (in whole or in part);
to:
(i)     any bank or other reputable entity that provides financing as part of its ordinary course business; or
(ii)     to any member of the Fugro Group (provided that if such transferee or assignee subsequently ceases to be a member of the Fugro Group, Fugro shall procure that prior to its ceasing to be so, such assignee or transferee reassigns or transfers to Fugro or another member of the Fugro Group any rights or legal relationship as have been assigned or transferred to it).

10.2	Transfer

10.2.1	Any transfer as referred to in Clause 10.1.1(b) shall be made by a deed of transfer governed by Dutch law.

10.2.2	GMSL hereby cooperates with any transfer in anticipation.

10.2.3
Fugro shall use reasonable efforts to provide notice in writing to GMSL of any assignment or transfer as referred to in Clause 10.1.1 at least three (3) Business Days before such assignment or transfer is carried out. Such notice shall set out the identity of the assignee or transferee and the date that the assignment or transfer will take effect, provided that the assignment or transfer shall in any event not take effect until three (3) Business Days after the date of such notice.

10.3	Changes to GMSL
GMSL may not assign, transfer or encumber any of its rights or obligations under or in connection with this Agreement.

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10.4	No increased cost

10.4.1	If:

(a)	Fugro undertakes a transfer or assignment pursuant to this Clause 10; and

(b)	as a result of circumstances existing at the date of the assignment or the transfer, GMSL would be obliged to make a payment to the assignee or transferee under Clause 7.3.3 (gross-up), then the assignee or transferee is only entitled to receive payment under that Clause 7.3.3 to the same extent as Fugro would have been if the assignment or transfer had not occurred.

11	NOTICES

11.1.1
Any notice, request, consent, claim, demand and other communication between the Parties in connection with this Agreement (a "Notice") shall be in writing and shall be given and shall be deemed to have been duly given if written in the English language and:

(a)	delivered personally (Notice deemed given upon receipt);

(b)	delivered by registered post (Notice deemed given upon confirmation of receipt); or

(c)	sent by an internationally recognized overnight courier service such as Federal Express (Notice deemed given upon receipt), in each case with a copy by email, which copy shall not constitute a Notice.

11.1.2
A Notice to a Party shall be sent to such Party at the address set out in Schedule 3 (Parties' details for Notices) or such other person or address as such Party may notify to the other Parties from time to time.

12	GOVERNING LAW AND ENFORCEMENT

12.1	Governing law
This Agreement (including Clause 12.2 (Jurisdiction) but excluding the Trencher Lien Agreement) and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

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12.2	Jurisdiction

12.2.1
The Courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity, termination or amendment of this Agreement).

12.2.2
This Clause 12.2 (Jurisdiction) is for the benefit of Fugro only. As a result, Fugro shall not be prevented from initiating proceedings relating to a dispute as referred to in Clause 12.2.1 in any other court with jurisdiction. To the extent allowed by law, Fugro may initiate concurrent proceedings in any number of jurisdictions.

[SIGNATURES TO FOLLOW ON THE NEXT PAGE]

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THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

/s/ Paul Verhagen
Fugro Financial Resources B.V.
By: Paul Verhagen
Title: Director

PROJECT FURROW EXECUTION VERSION

THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

/s/ Ian Douglas	/s/ Richard Fraser-Smith
Global Marine Systems Limited	Global Marine Systems Limited
By: Ian Douglas	By: Richard Fraser-Smith
Title: Chief Executive Officer	Title: Chief Financial Officer

[Signature Page to Project Furrow Vendor Loan Agreement]

PROJECT FURROW EXECUTION VERSION

Schedule 1	Definitions

1	Definitions
Agreement means this Vendor Loan Agreement;
BPA has the meaning set out in Recital (A);
Business Day means a day which is not a Saturday, a Sunday, or an official holiday in the Netherlands or the United Kingdom;
Event of Default means any event or circumstance specified as such in Clause 8.1 (Events of Default);
Fugro has the meaning set out in the introduction of this Agreement;
Fugro Group means Fugro and its direct and indirect Subsidiaries;
Global means Global Marine Holdings LLC;
GMSL has the meaning set out in the introduction of this Agreement;
Loan means the loan described in Clause 2 (The loan) or the principal amount outstanding for the time being of that loan (including any interest compounded pursuant to Clause 4.2;
Maturity Date means the date three hundred and sixty-three (363) days after the date of this Agreement (consequently, the term of this vendor loan is less than one (1) year);
Notice has the meaning set out in Clause 11.1.1;
Parties means Fugro and GMSL and Party means any one of them or the relevant one of them, as the context requires;
Subsidiary means a subsidiary (dochtermaatschappij) as defined in section 2:24a BW;
Tax Credit means a credit against, relief or remission for, or repayment of, any tax.
Tax Deduction has the meaning set out in Clause 7.3.2;
Transaction has the meaning set out in Recital (A);
Trencher means the Q1400-2 Trencher system (including launch and recovery system) with asset ID 1510996;
Trencher Lien Agreement has the meaning set out in Clause 5.1.1; and
W&I Agreement has the meaning ascribed thereto in the BPA.

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2	Construction

2.1	In this agreement, unless a contrary indication appears:

(a)	any reference to this "agreement" or any other document also refers to any amendment or supplement to it and any restatement or novation of it;

(b)	any reference to a "Party" also refers to its successors in title, permitted assigns and permitted transferees;

(c)	a "person" includes any natural person, legal entity or other person (whether under public or private law, whether or not having legal personality and wherever existing or registered);

(d)	"the Netherlands" refers to the part of the Kingdom of the Netherlands located in Europe (and all derivate terms, including "Dutch", are to be construed accordingly).

2.2	In this agreement, unless a contrary indication appears:

(a)	"as of" includes the day or moment referred to by it;

(b)	"including" means including without limitation (and all derivate terms are to be construed accordingly);

(c)	a "winding-up" includes, in relation to a person:

(i)	any bankruptcy, suspension of payments, moratorium of indebtedness or other insolvency proceedings in relation to that person;

(ii)	the appointment of a liquidator, trustee, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets;

(iii)	any composition, compromise, assignment or arrangement with that person's creditors generally or any class of them;

(iv)	that person's death, dissolution or liquidation;

(v)	any amalgamation, merger, demerger, transformation or corporate reconstruction of that person;
and any analogous procedure or step taken, or event occurring, in any jurisdiction, provided that "winding-up" shall not include:

(i)	any solvent reorganisation;

(ii)	any such procedure, step, event or circumstance which is frivolous or vexatious and it is being contested with due diligence, in good faith and

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PROJECT FURROW EXECUTION VERSION

on reasonable grounds; and

(d)	"financial indebtedness" includes:

(i)	moneys borrowed and debit balances at banks or other financial institutions;

(ii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iii)	the amount of any liability in respect of financial leases; and

(iv)	any amount raised under any other transaction having the commercial effect of a borrowing or otherwise classified as borrowings under the applicable accounting principles.

2.3	The Schedules are part of this agreement.

2.4	Headings do not affect the interpretation of this agreement.

2.5	Where the context permits, any reference to a gender includes all genders.

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Schedule 2	Trencher Lien Agreement

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FINAL DRAFT

5.1 Q1400 trenching systems

High powered modular trenching systems capable of operating in depths up to 3,000 meters

Furrow owns and operates two Q1400s		
	Q1400-1	Q1400-2
Location	Mobilised on Saltire	Currently in storage
Built	2012, by SMD	
Modular	The system consists of a common trenching module and separate tracked jetting and mechanical cutting skids, with customised Launch And Recovery System (LARS) rated to Lloyds sea state 6. A deck transfer skidding system has been developed to allow safe and swift mode changes from cutting to jetting	

High-performance and state-of-the-art trenchers

Jetter mode	
General	
Owner	A Fugro Swiss entity
Power	1,100 KW (1,475 hp); 2x 150KW Electro/ Hyd HPUs
Max product diameter	900mm
Max trench depth	3.0mtr
Dimensions	
Length/ Width/ Height	7.8mtr/ 6.3mtr with tracks/ 5.5mtr
Weight in air/ water	40t/ 0-1,500kg
Jetting system	
Water supply	2x 400 KW direct drive water pumps; Maximum flow 2,300m³/hr; Up to 15 bar
Configuration	Twin legged jet tool mounted on double scissor linkage
Trench depth/ width	Depth: 0 - 3.0mtr; Width: 200mm – 900mm
Soil strengths	Min. soil bearing of 5 KPA; burial in soil strengths up to 100 KPA @ 3mtr depth
Chain cutter mode	
General	
Power	450KW (600 hp); 3x 150 KW Electro/ Hyd HPUs
Max product diameter	250mm
Max trench depth	2.0mtr x 400mm
Dimensions	
Length/ Width/ Height	8.0mtr/ 6.3mtr with tracks/ 5.5mtr
Weight in air/ water	40t/ 10-15t
Cutter system	
Configuration	Hydraulic motor with MBR of 3.0mtr and bespoke depressor system
Power system	175 KW HPU: 150 KW for chain cutter and 25 KW for spoil removal
Soil strengths	Min. soil bearing of 12 KPA; burial in soil strengths up to 250 KPA @ 2mtr depth
Cable loading arms	2x loading arms with 2,000kg lift capacity fully instrumented
Spoil removal	Centrifugal dredge pump water flow 500m³/hr

Project Furrow | Information Package | February 2017

34

ING

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FINAL DRAFT

5.1 Q1400 trenching system (cont'd)

Trencher has a unique modular design comprising 3 main modules

- The Q1400 trencher is set up as a modular system consisting of three separate sub-parts (as shown below)
- The control module is installed on top of either the chain cutting skid or the jet trenching skid
- Onboard switching between cutting and jetting facilitates work in changing soil conditions and different project environments
- The trenching system can be mobilised on different vessels
- The intellectual property relating to the trenchers remains with SMD

Control module

SMD

Chain cutting skid

Jet trenching skid

Unique modular design enables operations in various soil conditions

Continuous innovation

- To enhance cutting performance, Furrow is currently developing, together with Fugro and SMD teams, improvements to the Q1400 systems
- These improvements are being tried out on Rampion phase II
- The hybrid jetting cutter will allow for efficient transportation of sand whilst cutting, which removes the need to change from cutting to jetting tools
- Ideal for areas of mixed sands and clays
- The improved systems are expected to be ready for use in 2017
- Closed depressor design means the cable is placed in the trench and does not rely upon self weight to sink the cable
- The intellectual property remains with SMD

Details of hybrid tool

- ✓ Jetting array of 28 Nozzles
- ✓ 5 out 20 nozzles compromised at any one time
- ✓ 375Kw power at 5bar flow of 1698m³/hr

Hybrid jetting cutter

Jetting array of 28 nozzles

Jetting array side-view

Project Furrow | Information Package | February 2017 35

20

Charge over EQUIPMENT
30 November 2017
GLOBAL MARINE SYSTEMS LIMITED as Grantor and FUGRO FINANCIAL RESOURCES B.V. as Beneficiary

21

CONTENTS

Clause		Page

1	Definitions and Interpretation	3
2	Grant of security and release	4
3	Undertakings and restrictions	4
4	Notices and other formalities	5
5	Insurance	5
6	Default and Remedies	6
7	Powers of Receiver	7
8	Power of Attorney	7
9	Delegation and Consolidation	8
10	protection of security	8
11	Continuing security	8
12	Payments	8
13	Miscellaneous	9
14	Successors in Title, Assignment and Transfer	9
15	Notices	9
16	Counterparts	9
17	Governing Law and Jurisdiction	9

Schedule

1.	Description of Charged Property	11

Execution Page		13

22

THIS DEED (this Deed) is made on 30 November 2017
BETWEEN:

(1)
GLOBAL MARINE SYSTEMS LIMITED, a company duly incorporated under the laws of England and Wales with registration number 01708481 and with its registered office at Ocean House, 1 Winsford Way, Boreham Interchange, Chelmsford, CM2 5PD (the Grantor); and

(2)
FUGRO FINANCIAL RESOURCES B.V., a public limited liability company incorporated in the Netherlands, with corporate seat in Leidschendam, and registered address at Veurse Achterweg 10, 2264 SG Leidschendam, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce with number 27120091 (the Beneficiary).

WHEREAS:

(A)	For the purpose of financing the acquisition of the Charged Property by the Grantor, the Beneficiary has agreed to make available to the Grantor a loan pursuant to the Loan Agreement.

(B)	It is a condition precedent under the Loan Agreement that the Grantor enter into this Deed as security for its obligations to the Beneficiary under the Loan Agreement.
THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

(a)
In this Deed (including in the recitals), except where the context otherwise requires, the words and expressions defined in the Loan Agreement shall bear the same respective meanings when used herein unless otherwise defined herein and the following words and expressions have the following meanings:

Charged Property means:
(a)     the property identified in Schedule 1 (the "Trencher"); and
(b)    all proceeds received, in whatever form they may be, under the Insurances and all other amounts payable to the Grantor under or in respect of the Insurances, including (without limitation) damages for breach and return of premium;
"Finance Documents" means the Loan Agreement, this Deed and any other document (whether creating any Security Interest or otherwise) which is executed at any time under or in connection with the Loan Agreement;
"Insurances" means any and all of the insurances taken out in respect of the Trencher from time to time, whether under a separate policy or otherwise, other than those in respect of liability cover;
Loan Agreement means the loan agreement dated 30 November 2017 between the Grantor as borrower and the Beneficiary as lender;
Notice of Charge means a notice in the form set out in Schedule 2;
Receiver means any receiver or receiver and manager appointed by the Beneficiary hereunder or under any statutory power;
Relevant Currency means in relation to any payment obligation of the Grantor, the currency in which that obligation is denominated;

Secured Obligations means any and all moneys, liabilities and obligations from time to time expressed to be owing by the Grantor to the Beneficiary under or in connection with the Finance Documents; and
Security Interest means any charge, pledge, mortgage, lien, hypothecation and any other arrangement or other security interest of any kind in any jurisdiction having a similar effect.

(b)	Clause headings are for ease of reference only.

(c)	References in this Deed to Clauses or Schedules are, unless otherwise specified, references to clauses of, and schedules to, this Deed.

(d)	References in this Deed to any statute or other legislative provision shall be read to include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(e)
References in this Deed to this Deed or any other agreement, instrument or document shall include a reference to this Deed or such agreement, instrument or document as it may from time to time be amended, restated, varied, substituted or supplemented from time to time.

(f)	Words importing the plural shall include the singular and vice versa.

(g)	Reference to the Beneficiary or the Grantor includes their respective successors and permitted assigns and transferees in accordance with their respective interests.

(h)
Any reference to this Deed in this Deed shall also include a reference to any other agreement entered into by the Grantor confirming or supplementing this Deed and the charge hereby granted or agreed to be granted.

2.	GRANT OF SECURITY AND RELEASE

(a)
As a continuing security for the payment, performance and discharge of the Secured Obligations, the Grantor hereby charges to the Beneficiary all its right, title and interest, present and future, to and in the Charged Property by way of first priority fixed charge.

(b)
Upon payment, performance and discharge in full of all the Secured Obligations and the Beneficiary has no obligation to provide any further financial accommodation to the Grantor under the Finance Documents, the Beneficiary shall forthwith, at the request and cost of the Grantor, do such acts and execute such documents as may be necessary to release and discharge this Deed without recourse to, or any representation or warranty by the Beneficiary.

(c)
For the avoidance of doubt, this Deed does not constitute a charge or assignment of any policy or contract of insurances or reinsurances but includes all the benefit, rights, interest and proceeds thereunder insofar as the same relate to the Trencher.

3.	UNDERTAKINGS AND RESTRICTIONS

(a)	The Grantor undertakes that until such time as the Secured Obligations have been discharged in full, it shall not:

(i)	create or grant or agree to the creation or grant over any of its right, title and interest in and to the Charged Property by any person of any Security Interest;

(ii)	sell, transfer or otherwise dispose of any of its right, title and interest in and to the Charged Property, or agree to any of the foregoing;

(iii)
allow, perform or consent to any act or any omission to act which would or might cause the Charged Property to be forfeited under any applicable law or which might prejudice the Security Interests of the Beneficiary in the Charged Property created by this Deed; and

(iv)
affix or allow the Trencher to be affixed to any vessel not owned or bareboat chartered by the Grantor in such a manner that the Trencher ceases to be separate and free of the right of any owner of such vessel;

without the prior written consent of the Beneficiary, which consent shall not be unreasonably withheld or delayed in the case of paragraph (iv) above.

(b)
The Grantor undertakes to maintain (and to procure that any lessee of it as may be permitted by the Beneficiary, shall maintain) the Trencher in good repair and working condition until such time as the Secured Obligations have been discharged in full, provided that the Grantor shall not be in breach of this provision if the Trencher suffers any damage as long as the Grantor restores the condition of the Trencher in a reasonable period of time, taking account of timing for receipt for insurance proceeds and any other relevant factors.

4.	NOTICES AND OTHER FORMALITIES

(a)
The Grantor shall deliver to (i) the Beneficiary upon the execution of this Deed, (ii) the Beneficiary promptly upon its request from time to time, and (iii) to each insurer of the Trencher from time to time, a Notice of Charge duly executed by the Grantor in the form attached as Schedule 2 to this Deed in respect of each policy of Insurance, and the Grantor shall provide to the Beneficiary evidence satisfactory to the Beneficiary of service of such Notice of Charge by the Grantor on each insurer arranging such Insurance.

(b)
The Grantor shall procure that until the release of the Security Interests created by this Deed in accordance with the terms of this Deed, a notice shall at all times remain fixed to the Trencher stating:

"Notice of Charge
This Q1400 high powered modular trencher system (including launch and recovery system) with asset identification number 1510996 has been charged by way of first priority fixed charge to Fugro Financial Resources B.V. The terms of that charge prohibits any person selling, disposing, or creating any security over this asset."

(c)
The Grantor undertakes that it will arrange to register the prescribed particulars of the Security Interests contained in this Deed with the Registrar of Companies for England and Wales in accordance with the Companies Act 2006 (and, in any event, as soon as reasonably practicable after the date of this Deed), and the Grantor shall submit to the Beneficiary the original Certificate of Registration evidencing such registration.

5.	INSURANCE

(a)
The Grantor shall effect and maintain the Insurances in such amounts and on such terms and conditions as are customary for trencher systems of similar kind to the Trencher and/or as is considered good practice in this business.

(b)
The Grantor shall punctually pay when due all premiums payable in respect of the Insurances and deliver to the Beneficiary evidence satisfactory to the Beneficiary of payment of such premiums upon request by the Beneficiary.

(c)
After the occurrence of an Event of Default under the Loan Agreement, all monies received under all policies of Insurance shall be applied in discharge of the Secured Obligations. The Grantor waives any right it may have to require that any such monies are applied in reinstatement of any part of the Trencher.

(d)
At any time when the Trencher Insurances are the subject of a separate policy (rather than included in a policy together with the Grantor's other assets), the Grantor shall deposit all policies of Insurances with the Beneficiary upon request by the Beneficiary to do so.

(e)
If at any time the Trencher is not insured in accordance with the provisions of this Clause, or if the Grantor fails to produce evidence of that Insurance, the Beneficiary may at the expense of the Grantor insure the Trencher and the Grantor shall indemnify the Beneficiary on demand against any money expended by the Beneficiary for that purpose.

6.	DEFAULT AND REMEDIES

(a)
The security constituted by this Deed shall become immediately enforceable if an Event of Default occurs and is continuing pursuant to the terms of the Loan Agreement. After the security constituted by this Deed has become enforceable, the Beneficiary may (without the restrictions contained in Section 93 and 103 of the Law of Property Act 1925):

(i)
take possession of the Charged Property or any part thereof and for that purpose to enter upon any premises or any vessel owned or operated by the Grantor where the Charged Property or such part thereof may be located;

(ii)	sell, call in, collect and convert into money the Charged Property or any part thereof by public or private contract;

(iii)	settle, arrange, compromise or submit to arbitration any accounts, claims, questions or disputes whatsoever which may arise in connection with the Charged Property;

(iv)	bring, take, defend, compromise, submit to arbitration or discontinue any actions, suits or proceedings whatsoever, civil or criminal, in relation to the Charged Property;

(v)	manage or lease the Charged Property for such terms, at such rents and generally in such manner and upon such conditions and stipulations as the Beneficiary shall reasonably think fit;

(vi)	execute and do all such acts, deeds and things which are reasonably necessary for or in relation to any of the purposes aforesaid; and

(vii)
appoint a Receiver of all or any part of the Charged Property and from time to time remove any Receiver so appointed and appoint another in his stead. A Receiver will be deemed to be the agent of the Beneficiary for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a beneficiary under the Law of Property Act 1925.

(b)	The proceeds of any enforcement of this Deed pursuant to this Clause 6 shall be applied in or towards payment of the Secured Obligations in accordance with the Loan Agreement.

(c)	Sections 109(6) and 109(8) of the Law of Property Act 1925 shall not apply in relation to any Receiver appointed under this Clause 6.

(d)
No Beneficiary or Receiver shall be liable for any loss, costs or expense incurred by the Grantor as a result of taking any action permitted by this Deed, any neglect or default in connection with the Charged Property or the taking possession of or realising any part of the Charged Property except in the case of gross negligence or wilful default.

(e)	The Beneficiary may enforce its rights under this Deed without taking any action or making any claim against any other person.

7.	POWERS OF RECEIVER

(a)
Any Receiver appointed under Clause 6 shall have all the powers conferred on a receiver by law (save that Section 103 of the Law of Property Act 1925 shall not apply) and by way of addition and variation to but without limiting those powers:

(i)
the Receiver shall have all the powers given to the Beneficiary hereunder, shall be entitled to the same protection and to exercise the same powers and discretion as are given to the Beneficiary hereunder and shall also have such other of the powers and discretion given to the Beneficiary hereunder as the Beneficiary may from time to time confer on him;

(ii)
the remuneration of the Receiver may be fixed by the Beneficiary (acting reasonably), but shall be payable by the Grantor and shall, in any event, be secured on the Charged Property under this Deed; and

(iii)
any expenses incurred by the Receiver in the exercise of any of its powers hereunder may be paid or retained by the Receiver out of any moneys coming into its hands as receiver or may be paid by the Beneficiary in which case they shall be treated as expenses properly incurred by the Beneficiary.

(b)
Other than as required by applicable law, neither the Beneficiary nor the Receiver shall be liable to account as a Beneficiary in possession of the Charged Property or on any other basis and neither the Beneficiary nor any Receiver shall be liable for any loss arising from or in connection with the realisation of the Charged Property or otherwise for any act, neglect, default or omission for which a Beneficiary in possession might be liable as such, unless, in each case, caused by the Beneficiary or the applicable Receiver’s gross negligence or wilful misconduct.

(c)
The foregoing powers of appointment of a Receiver shall be in addition and variation to any statutory or other powers of the Beneficiary under the Law of Property Act 1925 and the Receiver shall in any event have and be entitled to exercise all the rights, powers and remedies conferred upon the Beneficiary by this Deed and by law with respect to the Charged Property.

8.	POWER OF ATTORNEY
The Grantor hereby and by way of security appoints the Beneficiary and every Receiver as attorney of the Grantor and in its name and on its behalf and as its act and deed to execute, seal and deliver and otherwise perfect and do any act or thing which the Grantor has failed to execute and do under the provisions contained herein or which may be required or deemed proper in the exercise of any rights or powers hereunder or otherwise for any of the purposes of the security created hereby, provided that the power of attorney granted hereunder shall not be exercised by the Beneficiary or any Receiver prior to the occurrence of an Event of Default which is continuing.

9.	DELEGATION AND CONSOLIDATION
The Beneficiary shall be entitled at any time and as often as it may deem expedient to delegate all or any of the powers and discretions vested in it by or in connection with this Deed in such manner, upon such terms and conditions (including power to sub-delegate) and to such persons as the Beneficiary in its absolute discretion may think fit. Section 93 of the Law of Property Act 1925 (and any other statutory provisions of equivalent effect) shall not apply to this Deed.

10.	PROTECTION OF SECURITY

(a)
This Deed is in addition to any other rights or security, now and in the future, held by the Beneficiary from the Grantor or any other person for the Secured Obligations. This Deed shall not merge with or prejudice or be prejudiced by any such rights or security or any other contractual or legal rights of the Beneficiary. No action or inaction by the Beneficiary in relation to any other rights or Security Interest shall affect its rights under this Deed.

(b)	The Grantor shall at its own cost at the reasonable request of the Beneficiary or any Receiver execute any deed or document and take any action necessary or desirable to:

i.	perfect or protect the Security Interests created by this Deed or their priority;

ii.	facilitate the realisation of the Charged Property or the exercise of any rights or powers of the Beneficiary or any Receiver; or

iii.	confer on the Beneficiary Security Interests over any Charged Property located outside England and Wales similar in effect to the Security Interests intended to be created by this Deed, and the covenants contained in s.2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to this obligation.

(c)
The Beneficiary may open a new account upon receiving notice of any charge or interest affecting the Charged Property. No payment received by the Beneficiary after receiving such notice shall be appropriated towards or have the effect of discharging the Secured Obligations outstanding at the time of receiving such notice whether or not the Beneficiary opens any such accounts. The Beneficiary may redeem any prior Security Interest or procure the transfer of any prior Security Interest to itself. The Grantor shall reimburse the Beneficiary on demand for all costs and expenses incurred by the Beneficiary in connection with that redemption or transfer.

11.	CONTINUING SECURITY
The security constituted by this Deed shall remain in full force and effect as a continuing security for the Secured Obligations, despite any settlement of account, or intermediate payment or otherwise, unless and until the Beneficiary discharges this Deed in writing.

12.	PAYMENTS
The Grantor shall be liable to the Beneficiary for all reasonable costs, expenses and losses (including legal fees) sustained or incurred as a result of a failure by the Grantor to perform any of its obligations under this Deed.

13.	MISCELLANEOUS

(a)
No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by applicable law.

(b)
If at any time one or more of the provisions of this Deed becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(c)
The Grantor shall reimburse the Beneficiary on demand for all amounts (including legal fees and all value added tax and any other taxes) which the Beneficiary may from time to time pay in connection the enforcement and preservation of the rights for the Beneficiary under it.

(d)	A person who is not a party to this Deed shall have no right under the Contract (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

14.	SUCCESSORS IN TITLE, ASSIGNMENT AND TRANSFER

(a)	This Deed shall be binding upon and enure to the benefit of each of the parties hereto and their respective and any subsequent successors, permitted assigns and permitted transferees.

(b)	The Grantor may not assign any of its rights or transfer or purport to transfer any of its obligations hereunder without the prior written consent of the Beneficiary.

(c)
The Beneficiary shall be entitled to assign its rights and/or transfer its rights and obligations hereunder to any person to whom it assigns its rights and/or transfers its rights and obligations under the Loan Agreement, but not otherwise.

15.	NOTICES
All notices, requests, demands and other communications to or upon the respective parties hereto shall be given or made in English and in the manner and to the addresses and numbers and shall be effective as determined pursuant to the provisions of clause 11 (Notices) of the Loan Agreement.

16.	COUNTERPARTS
This Deed may be executed in counterparts and by the parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original but both counterparts shall together constitute both one and the same original.

17.	GOVERNING LAW AND JURISDICTION

(a)	This Deed and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.

(b)
The Grantor agrees that the English courts are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Deed or (b) relating to any non-contractual obligations arising from or in connection with this Deed and to entertain any suit, action or proceedings arising (the "proceedings").

(c)
The Beneficiary may take proceedings against the Grantor in any court of competent jurisdiction, and the taking of proceedings by the Beneficiary in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(d)
The Grantor waives any objection which it may now or in the future have to any court referred to in this Clause as a venue for any proceedings and shall not claim that any proceedings in such courts have been instituted in an inconvenient or inappropriate forum.

IN WITNESS whereof this Deed has been executed as a deed and is intended to be and is hereby delivered as a deed on the day and year first above written.

SCHEDULE 1
DESCRIPTION OF CHARGED PROPERTY

1.	The Q1400 high powered modular trencher system (including launch and recovery system) as more particularly described below, consisting of 3 separate modules with asset identification number 1510996.

SCHEDULE 2

FORM OF NOTICE OF CHARGE

To:    [Insurer]
We hereby notify you that we have granted a first fixed charge in favour of Fugro Financial Resources B.V., a company incorporated in the Netherlands with trade register number 27163112 (the "Lender") pursuant to a first priority fixed charge created by us in favour of the Lender dated [           ] 2017 all our right, title and interest in and to the proceeds of [insert details of insurance policy] (the "Policy") [as it relates to a Q1400 high powered modular trencher system (including launch and recovery system) consisting of 3 separate modules with asset identification number 1510996, (the "Trencher")]*.
We hereby instruct you with effect from the date you receive this notice to:

(a)
Ensure that any time after you receive notice from the Lender that an Event of Default has occurred under and as defined in a loan agreement dated [ ] 2017 made between the Lender as lender and ourselves as borrower, make all payments under or in respect of the Policy [relating to the Trencher]* to the Lender or as the Lender may specify in writing from time to time:

(b)	note the interest of the Lender on the Policy [in relation to the Trencher]*;

(c)	disclose to the Lender without further approval from us such information regarding the Policy [in relation to the Trencher]* as the Lender may from time to time request; and

(d)	send a copy of all notices issued by you in respect of the Policy [in relation to the Trencher]* to the Lender.

All rights, interests and benefits accruing to us under the Policy [in relation to the Trencher]* belong to and are exercisable by the Lender following any notice of an Event of Default from the Lender referred to in paragraph (a) above

Yours faithfully

……………………………………………………………………
For and on behalf of
Global Marine Systems Ltd.

Date:                                             2017

* this wording to be inserted when the Trencher is insured on a policy with other assets.

EXECUTION PAGE

The Grantor

EXECUTED and DELIVERED as a DEED by    )
GLOBAL MARINE SYSTEMS LIMITED    )
acting by:                    )

in the presence of:

Signature:
Name:
Title:
Address:

The Beneficiary

EXECUTED and DELIVERED as a DEED by        )
FUGRO FINANCIAL RESOURCES B.V.        )
acting by:                        )

in the presence of:

Signature:
Name:
Title:

Address:

Schedule 3	Parties' details for Notices
Fugro's details:

Fugro Financial Resources B.V.
Address:	Veurse Achterweg 10 2264 SG Leidschendam The Netherlands
Attention:	Paul Verhagen | CFO Annabelle Vos | General Counsel
E-mail:	P.Verhagen@fugro.com a.vos@fugro.com

GMSL's details:

Global Marine Systems Ltd.
Address:	Ocean House 1 Winsford Way Boreham Interchange Chelmsford CM2 5PD United Kingdom
Attention:	Ian Douglas | CEO Richard Fraser-Smith | CFO
E-mail:	Ian.Douglas@globalmarine.group Richard.Fraser-Smith@globalmarine.group